Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”) is made and entered into as of the 14th day of January, 2016 (the “Effective Date”) by and between NATIONAL HOLDINGS CORPORATION, with principal business offices at 410 Park Avenue, 14th Floor, New York, NY 10022 (the “Company”), and with Fortress Biotech, Inc., a Delaware corporation, with an office at 3 Columbus Circle 15th Floor, New York, New York 10019 (“Fortress”).

Whereas, Fortress and Company own and possess certain valuable proprietary and confidential information relating to their respective businesses;

Whereas, Fortress and Company may provide each other with Confidential Information (as herein defined) in connection with discussions and activities undertaken by them regarding entering into a Possible Transaction (as herein defined), and each desires that any such information shall be kept confidential by the other Party;

Whereas, the scope of the disclosure of Confidential Information shall be limited as set forth on Exhibit A.

Whereas the Party disclosing the information shall be referred to as the “Disclosing Party” and the Party receiving the information shall be referred to as the “Recipient”;

For good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, each Party hereby agrees as follows:

1.	Evaluation Material.

(a) In connection with a possible transaction (the “Potential Transaction”) between Fortress and the Company, the Parties may exchange certain information concerning the business, operations, finances, properties and/or affairs of their respective businesses as set forth on Exhibit A (collectively, the “Evaluation Material”). As a condition to the Disclosing Party furnishing any such Evaluation Material to Recipient, Recipient hereby agrees that any and all information which the Disclosing Party or any of the Disclosing Party’s directors, officers, stockholders, partners, managers, members, employees, attorneys, accountants, consultants or other agents and advisors, including each of their respective employees and agents (collectively, “Disclosing Party’s Representatives”) furnish to Recipient or Recipient’s directors, officers, stockholders, partners, managers, members, employees, attorneys, accountants, consultants or other agents and advisors, including each of their respective employees and agents (collectively, “Recipient’s Representatives”), whether written or oral, or which Recipient or Recipient’s Representatives discover or otherwise develop therefrom will be treated and kept strictly confidential, whether received before, during or after this Agreement, by Recipient and Recipient’s Representatives.

(b) The Evaluation Material shall not, except as hereinafter provided, without the prior written consent of the Disclosing Party, be disclosed by Recipient or Recipient’s Representatives in any manner whatsoever, in whole or in part, and shall not be used by Recipient or Recipient’s Representatives other than for the purpose of evaluating the Potential Transaction. Recipient further agrees to share the Evaluation Material only as hereinafter provided or with Recipient’s Representatives who need to know such information for the purpose of evaluating the Potential Transaction, each of whom shall (i) be advised of this Agreement and (ii) agree to be bound by the provisions hereof. Recipient shall be responsible for any breach of this Agreement by any of Recipient’s Representatives and Recipient agrees, at Recipient’s sole expense, to take all responsible measures to restrain Recipient’s Representatives from prohibited or unauthorized disclosure or use of Evaluation Material.

(c) No Rights Granted. All Evaluation Material remains the sole and exclusive property of the Disclosing Party. No license or other right to such Evaluation Material is granted or hereby implied.

(d) Public Disclosure. Except as set forth herein, without the prior written consent of the Disclosing Party, Recipient will not, and will direct Recipient’s Representatives not to, disclose to any person either the fact that this Agreement exists or that negotiations are taking place concerning the Potential Transaction or any of the terms, conditions or other facts with respect to a Potential Transaction, including the status thereof or the identity of the Parties thereto. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership, limited liability company, individual or other entity.

(e) Legally Required Disclosures. In the event that Recipient or Recipient’s Representatives are required by applicable law, regulation or stock exchange rule or in any legal proceeding (by interrogatories, deposition requests for information or documents subpoena or similar process) to disclose any of the Evaluation Material, it is agreed that Recipient will, to the extent permitted, furnish the Disclosing Party with prompt notice of such request(s) so that the Disclosing Party may seek an appropriate protective order. Recipient agrees to exercise reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material. Any such permitted disclosure shall not affect or impair the Recipient’s obligations of confidentiality with respect to the Evaluation Material.

(f) Exclusions. The term “Evaluation Material” does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Recipient or Recipient’s Representatives; (ii) was available to Recipient on a non-confidential basis prior to its disclosure to Recipient by the Disclosing Party or its Representatives as evidenced by written records; (iii) is or becomes available to Recipient on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided, however, that such source is not known by the Recipient to be bound by this or another confidentiality agreement for the benefit of the Disclosing Party; or (iv) is independently developed by Recipient without reference to the Evaluation Material.

(g) Non-Public Information. The Evaluation Material may contain material information about the Disclosing Party that has not been disclosed to the public generally. Recipient and Recipient’s Representatives understand that Recipient and Recipient’s Representatives could be subject to prosecution as well as fines, penalties, or other liabilities under U.S. and other applicable securities laws if Recipient or Recipient’s Representatives trade in the Disclosing Party’s securities while in possession of any material, non-public information that may be contained in the Evaluation Material.

(h) No representations or warranties are made by the Disclosing Party or their Representatives (and none shall be implied) with respect to the Evaluation Material or its accuracy except as may subsequently be set forth in a definitive agreement between the Parties relating to the Possible Transaction.

2.	Term. The terms of this Agreement shall last for a period of 12 months from the date hereof notwithstanding any attempted earlier termination by either Party.

3.	Termination.

(a) The Parties may terminate or choose not to pursue discussions and/or negotiations and deny Recipient access to the Evaluation Material at any time without liability to Recipient and without affecting Recipient’s obligations under this Agreement. If either Party decides not to proceed with a Potential Transaction, the Party making such decision will promptly inform the other Party of that decision.

(b) Return of Confidential Information. In the event that the Potential Transaction is not consummated or discussions are otherwise terminated pursuant to Section 3(a) above, Recipient will promptly destroy, or upon written request of the Disclosing Party return, all of the Evaluation Material, along with all copies thereof, with the exception of one (1) copy that may be maintained for compliance purposes.

4. Non-Solicitation and No-Hire of Employees. For a period of 6 months from the date hereof, each Party agrees that it and its affiliates will not, directly or indirectly, hire or solicit any (a) employee, (b) registered representative or advisor or consultant associated with, or (c) branch manager or employee of or independent registered representative associated with a branch of, the other Party (each a “Covered Person”), other than a person (i) who has not been a Covered Person for at least 180 days and whom neither such first Party nor any of its affiliates or Representatives, directly or indirectly, solicited following the date hereof or (ii) who was terminated by the other Party prior to any solicitation; provided that nothing in this Section 6 shall apply to any Covered Person who responds to general solicitations of employment not specifically directed toward employees of the other Party, which general solicitations are expressly permitted.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to conflict of law principles.

6. Remedies. Recipient acknowledges and agrees that money damages will not be a sufficient remedy for any breach of this Agreement by Recipient or the Recipient’s Representatives and that the Disclosing Party shall be entitled to seek specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for Recipient’s breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

7.	Miscellaneous.

(a) Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(b) Assignment. This Agreement shall not be assigned without the prior written consent of both Parties.

(c) In the event any provisions of this Agreement shall be declared to be unreasonable, invalid, void or unenforceable, or shall be modified by a judicial decree, order or judgment, the remaining or modified provisions of this Agreement shall remain in full force and effect, and the offending portions of this Agreement shall be modified as permitted by law or equity.

(d) Amendments. This Agreement contains the sole and entire agreement between the Parties with respect to the subject matter hereof and may only be amended with the signed written consent of both Parties.

(e) No Obligation. It is understood and agreed that unless and until the Parties have mutually executed and delivered a subsequent definitive agreement with respect to a Transaction, if any, neither Party intends to be, or shall be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise, except for the matters specifically agreed to in this Agreement. Each Party reserves the right, in its sole discretion, to reject any and all proposals made by the other Party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations with the other Party or its Representatives at any time and for any reason or no reason.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

Executed as of January 14, 2016.

NATIONAL HOLDINGS CORPORATION:		FORTRESS BIOTECH, INC.:

By:	/s/ Robert B. Fagenson	By:	/s/ Dr. Lindsay Rosenwald

Name:	ROBERT B FAGENSON	Name:	Dr. Lindsay Rosenwald
Title:	EXEC CHAIR & CEO	Title:	Chairman, and Chief Executive Officer